News Release	For Release Nov. 8, 2010
CONTACTS:	4:30 p.m. Eastern Time
Michael Lawson, Investors, (513) 763-1992
Lori Dorer, Media, (513) 345-1685

Kendle Announces Third Quarter 2010 Results

•	Net sales of $121.0 million at highest level since fourth quarter of 2008
•	Net book-to-bill of 1.5; highest since third quarter of 2007
•	Revenue increased sequentially to $83.2 million
•	Operating income improved sequentially to $5.6 million; net income of $0.10 per diluted share

CINCINNATI, Nov. 8, 2010  Kendle (Nasdaq: KNDL), a leading, global full-service clinical research organization, today reported new business awards for the third quarter of 2010 of $131.4 million. Contract cancellations and related adjustments during the quarter moderated significantly to $10.4 million or 1.3 percent of the Company’s backlog at June 30, 2010, resulting in a net book-to-bill of 1.5. New business authorizations (backlog) at Sept. 30, 2010, totaled $807.4 million, a 4.0 percent improvement sequentially over the second quarter of 2010.

Commenting on the Company’s sales performance in the third quarter, Chairman and CEO Candace Kendle, PharmD, said: “For the second consecutive quarter, we have experienced a sequential improvement in net sales, due in part to the investments we have made this year in our worldwide sales organization and the continued confidence our customers have in Kendle as their global drug development partner. We continue to expand our relationships with our existing customers while leveraging these experiences to partner with new customers, all of which should serve to drive increased sales and improved top-line performance.”

Third Quarter 2010 Results

Net service revenues for the quarter ended Sept. 30, 2010, totaled $83.2 million compared with $104.6 million for the same period a year ago. The top five customers, based on net service revenues, accounted for 29 percent of total revenues versus 27 percent in the third quarter of 2009.

Income from operations for the quarter was $5.6 million or 6.7 percent of net service revenues versus $15.5 million or 14.9 percent of net service revenues in the third quarter of 2009.

Net income for the quarter totaled $1.5 million or $0.10 per diluted share compared with net income of $8.8 million or $0.59 per diluted share in the third quarter of 2009.

Balance Sheet and Cash Flow Information

Cash and cash equivalents at Sept. 30, 2010, totaled $17.1 million. During the third quarter, the Company experienced some temporary delays in sponsor billing while implementing a new ERP system, which included project accounting and billing modules. As a result, days sales outstanding in accounts receivable were 46 days compared with 33 days in the third quarter of 2009. The Company believes the billing delays related to the implementation have been resolved and anticipates that DSO will return to a range in the low to mid 30s. Capital expenditures during the third quarter of 2010 totaled $3.3 million compared with $2.9 million in the third quarter of 2009.

Nine-Month Results

Net service revenues for the nine month period ended Sept. 30, 2010, were $255.8 million compared with $320.0 million for the same period in 2009. The top five customers based on net service revenues accounted for 25 percent of total revenues versus 28 percent for the same period last year.

Income from operations for the nine month period ended Sept. 30, 2010, was $10.5 million or 4.1 percent of net service revenues compared with $30.6 million or 9.6 percent of net service revenues for the same period in 2009.

Net income was $4.6 million for the nine month period ended Sept. 30, 2010, compared with net income of $12.9 million for the same period in the prior year. Net income per share on a diluted basis for the nine month period ended Sept. 30, 2010, was $0.31 compared with $0.86 for the same period last year.

Third Quarter 2010 Conference Call and Webcast Details

Kendle will host its Third Quarter 2010 conference call on Nov. 9, 2010, at 8:30 a.m. Eastern Time. The call will be broadcast live over the Internet and can be accessed at www.kendle.com. A replay of the Webcast will be available at www.kendle.com shortly after the call for on-demand replay through 5 p.m. Eastern Time on Dec. 9, 2010.

About Kendle

Kendle International Inc. (Nasdaq: KNDL) is a leading global clinical research organization providing the full range of clinical development services for the world's biopharmaceutical industry. Our focus is on innovative solutions that reduce cycle times for our customers and accelerate the delivery of life-enhancing products to market for the benefit of patients worldwide. As one of the world’s largest global providers of clinical development services, we offer experience spanning more than 100 countries, along with industry-leading patient access and retention capabilities and broad therapeutic expertise, to meet our customers' clinical development challenges.

Additional information and investor kits are available upon request from Kendle, 441 Vine Street, Suite 500, Cincinnati, OH 45202 or from the Company’s website at www.kendle.com

Forward-Looking Statements

Certain statements and information contained in this press release may be deemed to be forward-looking statements under federal securities laws and the provisions of the Private Securities Litigation Reform Act of 1995 and Kendle intends that such forward-looking statements be subject to the safe-harbor created thereby. All such forward-looking statements, including the statements contained herein regarding anticipated trends in Kendle's business, are based largely on management's expectations and are subject to and qualified by risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, (a) dependence on the biopharmaceutical industry, including drug-development activity and outsourcing trends, (b) competitive factors in the industry, (c) effects of economic and industry conditions on revenue and earnings growth rates and on Kendle’s ability to preserve profitability while managing global operations, (d) changes in regulation of the drug-development process, (e) changes in tax legislation, including proposed changes related to non-U.S. earnings, (f) the potential for contracts to be reduced in scope, terminated, or delayed with little or no notice, (g) the fixed-price nature of contracts and cost overruns, (h) the ability to continue to attract physician investigators to supervise administration of study drugs and patient volunteers to participate in clinical trials, (i) the amount of goodwill and other intangible assets on Kendle's balance sheet and the potential for write-downs of these assets if they become impaired under accounting rules, (j) Kendle's ability to service its indebtedness and maintain adequate credit facilities and credit lines, (k) risks from Kendle’s various counterparties, (l) risks related to Kendle's international operations, (m) exposure to foreign currency exchange rate fluctuations, (n) dependence on the continued effectiveness and availability of information technology infrastructure, (o) implementation and deployment of Kendle’s enterprise-wide reporting solution, (p) litigation and regulatory risk incident to Kendle’s business, (q) dependence on the skills, experience and ongoing efforts of employees and management team in the geographic regions and therapeutic areas in which Kendle operates, (r) effects of new or revised accounting standards on Kendle’s consolidated financial statements, and (s) other risks as detailed from time to time in Kendle's Annual Report on Form 10-K as well as periodic reports filed with the SEC.   In addition, no assurance can be given that the Kendle will be able to realize the net service revenues from the contracts and awards included in backlog. Kendle believes that its aggregate backlog is not necessarily a meaningful indicator of future results. All information in this press release is current as of Nov. 8, 2010. Kendle undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in Kendle's expectations.

Kendle International Inc.
Condensed Consolidated Statement of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Net service revenues	$83,170	$104,588	$255,842	$320,042
Reimbursable out-of-pocket revenues	29,433	29,172	84,532	100,934
Total revenues	112,603	133,760	340,374	420,976

Costs and expenses:
Direct costs	39,999	48,914	130,271	162,096
Reimbursable out-of-pocket costs	29,433	29,172	84,532	100,934
Selling, general and administrative expenses	33,129	35,854	101,960	109,110
Restructuring expense	-	380	1,153	6,386
Depreciation and amortization	4,430	3,907	11,916	11,802
Total costs and expenses	106,991	118,227	329,832	390,328

Income from operations	5,612	15,533	10,542	30,648

Other income (expense):
Interest expense	(2,929)	(3,462)	(9,028)	(11,066)
Interest income	45	72	100	435
Gain (loss) on extinguishment of debt	-	(182)	-	2,951
Other	(914)	(213)	6,209	3,981
Total other income (expense)	(3,798)	(3,785)	(2,719)	(3,699)

Income before income taxes	1,814	11,748	7,823	26,949

Income taxes	265	2,922	3,200	14,043

Net income	$1,549	$8,826	$4,623	$12,906

Income per share data:
Basic:

Net income per share	$0.10	$0.59	$0.31	$0.87

Weighted average shares outstanding	14,907	14,868	14,900	14,853

Diluted:

Net income per share	$0.10	$0.59	$0.31	$0.86

Weighted average shares outstanding	14,995	14,979	15,028	14,981

Kendle International Inc.
Selected Balance Sheet and Other Information
(In thousands)
(Unaudited)

Selected Balance Sheet Information:
	September 30, 2010	December 31, 2009

Cash, cash equivalents and
marketable securities (including
restricted cash)	$17,103	$53,215

Receivables, net of advance billings	56,355	49,085

Convertible notes, net of discount	131,668	138,308

Net Service Revenues by Geographic Region:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
North America	49%	45%	47%	49%
Europe	35%	42%	39%	37%
Latin America	12%	9%	10%	10%
Asia-Pacific	4%	4%	4%	4%

Segment Information:
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Early Stage:
Net Service Revenues	$6,256	$10,764	$19,583	$27,227
Operating Income (Loss)	(303)	1,784	(733)	2,699

Late Stage:
Net Service Revenues	$76,161	$91,496	$234,208	$284,691
Operating Income	19,441	23,002	50,324	63,134

Support and Other:
Net Service Revenues	$753	$2,328	$2,051	$8,124
Operating Loss	(13,526)	(9,253)	(39,049)	(35,185)